Exhibit 99.1

3756 Central Avenue	Contacts:
Riverside, CA 92506	Craig G. Blunden, CEO
(951) 686 – 6060	Donavon P. Ternes, COO, CFO

PROVIDENT FINANCIAL HOLDINGS
REPORTS FIRST QUARTER RESULTS

Capital Ratios Improve from June 30, 2009 (Sequential Quarter) and Remain
Significantly Above “Well-Capitalized” Regulatory Thresholds

Core Deposits (Transaction Accounts) Increase by 15%
(Increase by 27% Sequential Quarter, Annualized)

Loans Originated For Sale Increase by 196%

Significant Increase in Gain on Sale of Loans

Riverside, Calif. – October 29, 2009 – Provident Financial Holdings, Inc. (“Company”), NASDAQ GS: PROV, the holding company for Provident Savings Bank, F.S.B. (“Bank”), today announced first quarter results for the fiscal year ending June 30, 2010.
            For the quarter ended September 30, 2009, the Company reported a net loss of $(5.02) million, or $(0.82) per diluted share (on 6.11 million average shares outstanding), compared to net income of $329,000, or $0.05 per diluted share (on 6.19 million average shares outstanding), in the comparable period a year ago.  The first quarter loss was primarily attributable to an increase in the provision for loan losses (resulting in an increase of $9.19 million in the general loan loss allowance), a decrease in net interest income (before provision for loan losses) and an increase in operating expenses, partly offset by an increase in non-interest income.

“Our loss this quarter was primarily related to the increase in the general loan loss allowance consistent with our guarded outlook for future credit losses.  Elevated loan losses resulting from poor economic conditions will continue to require substantial resources and we will continue to monitor economic conditions and necessarily respond to further deterioration by bolstering our allowance for loan losses as we did this quarter,” said Craig G. Blunden, Chairman, President and Chief Executive Officer of the Company.  “We continue to believe that the mortgage banking environment is favorable and our view is supported by significantly higher volumes of loans originated for sale although mortgage banking operating results can be quite volatile.”
              As of September 30, 2009 the Bank exceeded all regulatory capital requirements and is deemed “well-capitalized” with Tangible Capital, Core Capital, Total Risk-Based Capital and Tier 1 Risk-Based Capital ratios of 7.03 percent, 7.03 percent, 13.16 percent and 11.89 percent, respectively.  As of June 30, 2009 these ratios were 6.88 percent, 6.88 percent, 13.05 percent and 11.78 percent, respectively.  For each period, the capital ratios were well above the minimum required ratios to be deemed “well-capitalized” (5.00 percent for Core Capital, 10.00 percent for Total Risk-Based Capital and 6.00 percent for Tier 1 Risk-Based Capital).
Return on average assets for the first quarter of fiscal 2010 was negative (1.28) percent, compared to 0.08 percent for the same period of fiscal 2009.  Return on average stockholders’ equity for the first quarter of fiscal 2010 was negative (17.68) percent, compared to 1.06 percent for the comparable period of fiscal 2009.
On a sequential quarter basis, first quarter results reflected a net loss of $(5.02) million in comparison to net income of $1.31 million in the fourth quarter of fiscal 2009.

The decline was attributable to an increase in the provision for loan losses and, to a lesser extent, a decrease in net interest income and non-interest income and an increase in operating expenses.  Diluted earnings per share declined $1.03, to a loss of $(0.82) per share from $0.21 per share in the fourth quarter of fiscal 2009.  Return on average assets declined to negative (1.28) percent for the first quarter of fiscal 2010 from 0.33 percent in the fourth quarter of fiscal 2009 and return on average equity for the first quarter of fiscal 2010 was negative (17.68) percent, compared to 4.51 percent for the fourth quarter of fiscal 2009.
Net interest income before provision for loan losses decreased $1.18 million, or 10 percent, to $10.11 million in the first quarter of fiscal 2010 from $11.29 million for the same period in fiscal 2009.  Non-interest income increased $4.53 million, or 183 percent, to $7.01 million in the first quarter of fiscal 2010 from $2.48 million in the comparable period of fiscal 2009.  Operating expense increased $1.19 million, or 16 percent, to $8.55 million in the first quarter of fiscal 2010 from $7.36 million in the comparable period in fiscal 2009.
The average balance of loans outstanding decreased by $90.5 million, or seven percent, to $1.28 billion in the first quarter of fiscal 2010 from $1.38 billion in the same quarter of fiscal 2009.  The managed decline in the loan balance was consistent with the Company’s short-term deleveraging strategy to curtail portfolio growth to further its goals of maintaining prudent capital ratios and reducing its credit risk profile in response to unfavorable economic conditions.  The average yield on loans receivable decreased by 36 basis points to 5.65 percent in the first quarter of fiscal 2010 from an average yield of 6.01 percent in the same quarter of fiscal 2009.  The decrease in the average loan yield was primarily attributable to accrued interest income reversals on non-accrual loans, loan payoffs of loans which had a higher yield than the average yield of loans held for investment and adjustable rate loans re-pricing to lower interest rates.  Total loans originated for investment in the first quarter of fiscal 2010 were $105,000, consisting of single-family loans.  In the first quarter of fiscal 2009 total loans originated for investment were $13.4 million, which primarily consisted of single-family and commercial real estate loans.  The outstanding balance of “preferred loans” (multi-family, commercial real estate, construction and commercial business loans) decreased by $59.4 million, or 11 percent, to $491.2 million at September 30, 2009 from $550.6 million at September 30, 2008.  Outstanding construction loans, net of undisbursed loan funds, declined $8.1 million, or 65 percent, to $4.3 million at September 30, 2009 from $12.4 million at September 30, 2008.  The percentage of preferred loans to total loans held for investment at September 30, 2009 increased to 42 percent from 41 percent at September 30, 2008.  Loan principal payments received in the first quarter of fiscal 2010 were $37.6 million, compared to $50.9 million in the same quarter of fiscal 2009.
The Federal Home Loan Bank (“FHLB”) – San Francisco stock dividend declined to $69,000 in the first quarter of fiscal 2010 as compared to $449,000 in the same quarter last year.  FHLB – San Francisco has not resumed its normally scheduled redemption of excess capital stock held by member banks nor have they described when they may do so.
Average deposits decreased by $3.5 million, to $977.5 million and the average cost of deposits decreased by 92 basis points to 1.93 percent in the first quarter of fiscal 2010, compared to an average balance of $981.0 million and an average cost of 2.85 percent in the same quarter last year.  Transaction account balances (core deposits)

increased by $47.9 million, or 15 percent, to $376.4 million at September 30, 2009 from $328.5 million at September 30, 2008, primarily attributable to an increase in savings account balances.  Time deposits decreased by $71.8 million, or 11 percent, to $555.5 million at September 30, 2009 compared to $627.3 million at September 30, 2008.  The total time deposits at September 30, 2009 include brokered deposits of $19.6 million.
The average balance of borrowings, which primarily consists of FHLB – San Francisco advances, decreased $24.6 million, or five percent, to $454.3 million in the first quarter of fiscal 2010 while the average cost of advances increased four basis points to 3.94 percent in the first quarter of fiscal 2010, compared to an average balance of $478.9 million and an average cost of 3.90 percent in the same quarter of fiscal 2009.  The increase in the average cost of borrowings was primarily the result of a lower average balance of short-term advances.
The net interest margin during the first quarter of fiscal 2010 decreased 20 basis points to 2.69 percent from 2.89 percent during the same quarter last year.  On a sequential quarter basis, the net interest margin in the first quarter of fiscal 2010 decreased 30 basis points from 2.99 percent in the fourth quarter of fiscal 2009.  The decline in the net interest margin was primarily related to the Company maintaining higher levels of cash and cash equivalents in the first quarter of fiscal 2010 in response to the uncertain operating environment.
During the first quarter of fiscal 2010, the Company recorded a provision for loan losses of $17.21 million, compared to a provision for loan losses of $5.73 million during the same period of fiscal 2009.  The provision for loan losses in the first quarter of fiscal 2010 was primarily attributable to loan classification downgrades, including an increase in non-performing loans ($8.02 million loan loss provision) and an increase in the general loan loss allowance for loans held for investment ($10.66 million loan loss provision), partly offset by a decline in loans held for investment ($1.47 million loan loss provision recovery).  The general loan loss allowance methodology was refined in the first quarter of fiscal 2010 to include specific loan loss allowances in the loss experience analysis resulting in an increase to the general loan loss allowance factors (and, ultimately, a $9.19 million net increase in the general loan loss allowance which was described in the previous sentence).  The specific loan loss allowance in the first quarter of fiscal 2010 was $8.02 million, an increase of 32 percent from $6.08 million in the same quarter last year; but a decrease of 30 percent from $11.48 million in the fourth quarter of fiscal 2009 (sequential quarter).
Non-performing assets, with underlying collateral primarily located in Southern California, increased to $98.2 million, or 6.64 percent of total assets, at September 30, 2009, compared to $88.3 million, or 5.59 percent of total assets, at June 30, 2009 and $44.7 million, or 2.80 percent of total assets, at September 30, 2008.  The non-performing assets at September 30, 2009 were primarily comprised of 222 single-family loans ($71.8 million); six multi-family loans ($4.8 million); eight commercial real estate loans ($3.1 million); 11 construction loans ($2.1 million, nine of which, or $250,000, are associated with the previously disclosed Coachella, California construction loan fraud); one undeveloped lot loan ($1.2 million); eight commercial business loans ($1.2 million); 10 single-family loans repurchased from, or unable to sell to investors ($1.3 million); and real estate owned comprised of 45 single-family properties ($10.8 million), two multi-family properties ($663,000), one developed lot ($774,000) and 16 undeveloped lots acquired in the settlement of loans ($420,000, fourteen of which, or $389,000, are associated with the Coachella, California construction loan fraud).  As of September 30, 2009, 39 percent, or $33.5 million of non-performing loans have a current payment status.  Net charge-offs for the quarter ended September 30, 2009 were $4.64 million or 1.44 percent of average loans receivable (annualized), compared to $3.11 million or 0.90 percent of average loans receivable (annualized) for the quarter ended September 30, 2008 and to $9.60 million or 2.81 percent of average loans receivable (annualized) in the quarter ended June 30, 2009 (sequential quarter).
Classified assets at September 30, 2009 were $121.7 million, comprised of $22.1 million in the special mention category, $86.9 million in the substandard category and $12.7 million in real estate owned.  Classified assets at June 30, 2009 were $116.1 million, consisting of $24.3 million in the special mention category, $75.4 million in the substandard category and $16.4 million in real estate owned.  Classified assets increased at September 30, 2009 from the June 30, 2009 level primarily as a result of additional loan classification downgrades.
For the quarter ended September 30, 2009, 45 loans for $21.4 million were modified from their original terms, were re-underwritten and were identified in our asset quality reports as Restructured Loans.  As of September 30, 2009, the outstanding balance of Restructured Loans was $52.0 million:  35 are classified as pass, are not included in the classified asset totals described earlier and remain on accrual status ($14.5 million); three are classified as special mention and remain on accrual status ($1.2 million); and 95 are classified as substandard on non-accrual status ($36.3 million).  As of September 30, 2009, 81 percent, or $42.0 million of the Restructured Loans have a current payment status.
              The allowance for loan losses was $58.0 million at September 30, 2009, or 4.97 percent of gross loans held for investment, compared to $45.4 million, or 3.75 percent of gross loans held for investment at June 30, 2009.  The allowance for loan losses at September 30, 2009 includes $28.9 million of specific loan loss reserves and $29.1 million of general loan loss reserves, compared to $25.3 million of specific loan loss reserves and $20.1 million of general loan loss reserves at June 30, 2009.  Management believes that, based on currently available information, the allowance for loan losses is sufficient to absorb potential losses inherent in loans held for investment.
Non-interest income increased to $7.01 million in the first quarter of fiscal 2010 compared to $2.48 million in the same period of fiscal 2009 and was primarily the result of an increase in the gain on sale of loans, an increase in gain on sale of investment securities and the gain on sale and operations of real estate owned acquired in the settlement of loans.
The gain on sale of loans increased to $3.14 million for the quarter ended September 30, 2009 from $1.19 million in the comparable quarter last year, reflecting increased loans originated for sale.  The average loan sale margin for mortgage banking was 59 basis points for the quarter ended September 30, 2009, compared to 72 basis points in the comparable quarter last year.  The gain on sale of loans for the first quarter of fiscal 2010 was partially reduced by a $1.19 million recourse provision on loans sold that are subject to repurchase, compared to a $752,000 recourse provision in the comparable quarter last year.  The mortgage banking environment has recently shown improvement as a result of the significant decline in mortgage interest rates but remains volatile.
The volume of loans originated for sale increased $325.6 million, or 196 percent, to $491.6 million in the first quarter of fiscal 2010 from $166.0 million during the same period last year, the result of better liquidity in the secondary mortgage markets particularly in FHA/VA, Fannie Mae and Freddie Mac loan products, less competition and an increase in activity resulting from lower mortgage interest rates.  Total loans sold for the quarter ended September 30, 2009 were $508.8 million, up 228 percent from $155.3 million for the same quarter last year.  Total loan originations (including loans originated for investment and loans originated for sale) were $491.7 million in the first quarter of fiscal 2010, an increase of $312.3 million, or 174 percent, from $179.4 million in the same quarter of fiscal 2009.
A total of $55.0 million of investment securities, comprised of U.S. government sponsored enterprise MBS and U.S. government agency MBS, were sold in the quarter ended September 30, 2009 for a net gain of $1.95 million as a part of the Company’s short-term deleveraging strategy.
Forty-eight real estate owned properties were sold for a net gain of $634,000 in the quarter ended September 30, 2009 compared to 25 real estate owned properties sold for a net loss of $(133,000) in the same quarter last year.  During the first quarter of fiscal 2010, 32 real estate owned properties were acquired in the settlement of loans, compared to 28 real estate owned properties acquired in the settlement of loans in the comparable period last year.  As of September 30, 2009, the real estate owned balance was $12.7 million (64 properties), compared to $16.4 million (80 properties) at June 30, 2009.

The operating expense increased to $8.6 million in the first quarter of fiscal 2010 from $7.4 million in the same quarter last year, primarily the result of increases in compensation and other expenses related to the increase in mortgage banking activity and an increase in the FDIC insurance premium.
The Company’s efficiency ratio improved to 50 percent in the first quarter of fiscal 2010 from 53 percent in the first quarter of fiscal 2009.  The improvement was the net result of an increase in non-interest income, partly offset by a decrease in net interest income (before provision for loan losses) and an increase in non-interest expense.
The Company’s estimated tax benefit is $3.63 million for the first quarter of fiscal 2010 in comparison to the estimated tax provision of $344,000 in the same quarter last year.  The Company believes that the estimated tax benefit applied in the first quarter of fiscal 2010 reflects its current income tax obligations.
The Bank currently operates 14 retail/business banking offices in Riverside County and San Bernardino County (Inland Empire).  Provident Bank Mortgage operates wholesale loan production offices in Pleasanton and Rancho Cucamonga, California and retail loan production offices in Glendora and Riverside, California.
The Company will host a conference call for institutional investors and bank analysts on Friday, October 30, 2009 at 9:00 a.m. (Pacific Time) to discuss its financial results.  The conference call can be accessed by dialing (800) 230-1085 and requesting the Provident Financial Holdings Earnings Release Conference Call.  An audio replay of the conference call will be available through Friday, November 6, 2009 by dialing (800) 475-6701 and referencing access code number 120863.

For more financial information about the Company please visit the website at www.myprovident.com and click on the “Investor Relations” section.

Safe-Harbor Statement

This press release and the conference call noted above contain statements that the Company believes are “forward-looking statements.” These statements relate to the Company’s financial condition, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make.  Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially include, but are not limited to the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; the accuracy of the results of our stress test; results of examinations of us by the Office of Thrift Supervision or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; our ability to attract and retain deposits; further increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; computer systems on which we depend could fail or experience a security breach;  our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our branch expansion strategy; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common stock; adverse changes in the securities markets;  inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and the other risks described detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2009.

PROVIDENT FINANCIAL HOLDINGS, INC. Consolidated Statements of Financial Condition (Unaudited – Dollars In Thousands)
	September 30, 2009	June 30, 2009

Assets
Cash and cash equivalents	$ 98,416	$ 56,903
Investment securities – available for sale at fair value	54,502	125,279
Loans held for investment, net of allowance for loan losses of
$58,013 and $45,445, respectively	1,108,536	1,165,529
Loans held for sale, at fair value	130,088	135,490
Loans held for sale, at lower of cost or market	-	10,555
Accrued interest receivable	5,560	6,158
Real estate owned, net	12,693	16,439
FHLB – San Francisco stock	33,023	33,023
Premises and equipment, net	6,190	6,348
Prepaid expenses and other assets	30,730	23,889

Total assets	$ 1,479,738	$ 1,579,613

Liabilities and Stockholders’ Equity
Liabilities:
Non interest-bearing deposits	$ 43,476	$ 41,974
Interest-bearing deposits	888,445	947,271
Total deposits	931,921	989,245

Borrowings	416,681	456,692
Accounts payable, accrued interest and other liabilities	22,233	18,766
Total liabilities	1,370,835	1,464,703

Stockholders’ equity:
Preferred stock, $.01 par value (2,000,000 shares authorized; none issued and outstanding)
	-	-
Common stock, $.01 par value (15,000,000 shares authorized; 12,435,865 and 12,435,865 shares issued, respectively; 6,220,454 and 6,219,654 shares outstanding, respectively)

	124	124
Additional paid-in capital	72,978	72,709
Retained earnings	129,542	134,620
Treasury stock at cost (6,215,411 and 6,216,211 shares, respectively)
	(93,942)	(93,942)
Unearned stock compensation	(406)	(473)
Accumulated other comprehensive income, net of tax	607	1,872

Total stockholders’ equity	108,903	114,910

Total liabilities and stockholders’ equity	$ 1,479,738	$ 1,579,613

PROVIDENT FINANCIAL HOLDINGS, INC. Consolidated Statements of Operations (Unaudited – In Thousands, Except Earnings (Loss) Per Share)
	Quarter Ended
	September 30,	September 30,
	2009	2008
Interest income:
Loans receivable, net	$ 18,148	$ 20,658
Investment securities	1,095	1,905
FHLB – San Francisco stock	69	449
Interest-earning deposits	54	1
Total interest income	19,366	23,013

Interest expense:
Checking and money market deposits	326	330
Savings deposits	521	569
Time deposits	3,904	6,127
Borrowings	4,509	4,694
Total interest expense	9,260	11,720

Net interest income, before provision for loan losses	10,106	11,293
Provision for loan losses	17,206	5,732
Net interest (expense) income, after provision for loan losses	(7,100)	5,561

Non-interest income:
Loan servicing and other fees	235	248
Gain on sale of loans, net	3,143	1,191
Deposit account fees	763	758
Gain on sale of investment securities	1,949	356
Gain (loss) on sale and operations of real estate owned acquired in the settlement of loans, net	438	(390)
Other	478	313
Total non-interest income	7,006	2,476

Non-interest expense:
Salaries and employee benefits	4,930	4,625
Premises and occupancy	788	716
Equipment	357	360
Professional expenses	387	360
Sales and marketing expenses	112	181
Deposit insurance premiums and regulatory assessments	716	322
Other	1,261	800
Total non-interest expense	8,551	7,364

(Loss) income before taxes	(8,645)	673
(Benefit) provision for income taxes	(3,629)	344
Net (loss) income	$ (5,016)	$ 329

Basic (loss) earnings per share	$ (0.82)	$ 0.05
Diluted (loss) earnings per share	$ (0.82)	$ 0.05
Cash dividends per share	$ 0.01	$ 0.05

PROVIDENT FINANCIAL HOLDINGS, INC. Consolidated Statements of Operations – Sequential Quarter (Unaudited – In Thousands, Except Earnings (Loss) Per Share)
	Quarter Ended
	September 30,	June 30,
	2009	2009
Interest income:
Loans receivable, net	$ 18,148	$ 19,598
Investment securities	1,095	1,477
FHLB – San Francisco stock	69	-
Interest-earning deposits	54	9
Total interest income	19,366	21,084

Interest expense:
Checking and money market deposits	326	309
Savings deposits	521	508
Time deposits	3,904	4,085
Borrowings	4,509	4,619
Total interest expense	9,260	9,521

Net interest income, before provision for loan losses	10,106	11,563
Provision for loan losses	17,206	12,863
Net interest expense, after provision for loan losses	(7,100)	(1,300)

Non-interest income:
Loan servicing and other fees	235	264
Gain on sale of loans, net	3,143	8,279
Deposit account fees	763	680
Gain on sale of investment securities	1,949	-
Gain (loss) on sale and operations of real estate owned acquired in the settlement of loans, net	438	(631)
Other	478	430
Total non-interest income	7,006	9,022

Non-interest expense:
Salaries and employee benefits	4,930	3,194
Premises and occupancy	788	749
Equipment	357	424
Professional expenses	387	379
Sales and marketing expenses	112	116
Deposit insurance premiums and regulatory assessments	716	1,174
Other	1,261	1,393
Total non-interest expense	8,551	7,429

(Loss) income before taxes	(8,645)	293
Benefit for income taxes	(3,629)	(1,020)
Net (loss) income	$ (5,016)	$ 1,313

Basic (loss) earnings per share	$ (0.82)	$ 0.21
Diluted (loss) earnings per share	$ (0.82)	$ 0.21
Cash dividends per share	$ 0.01	$ 0.03

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited)
(Dollars in Thousands, Except Share Information)	Quarter Ended September 30,
	2009	2008
SELECTED FINANCIAL RATIOS:
(Loss) return on average assets	(1.28)%	0.08%
(Loss) return on average stockholders’ equity	(17.68)%	1.06%
Stockholders’ equity to total assets	7.36%	7.81%
Net interest spread	2.58%	2.70%
Net interest margin	2.69%	2.89%
Efficiency ratio	49.97%	53.48%
Average interest-earning assets to average
interest-bearing liabilities	105.14%	107.11%

SELECTED FINANCIAL DATA:
Basic (loss) earnings per share	$ (0.82)	$0.05
Diluted (loss) earnings per share	$ (0.82)	$0.05
Book value per share	$ 17.51	$20.05
Shares used for basic EPS computation	6,113,903	6,185,632
Shares used for diluted EPS computation	6,113,903	6,185,632
Total shares issued and outstanding	6,220,454	6,208,519

LOANS ORIGINATED FOR SALE:
Retail originations	$ 89,675	$51,558
Wholesale originations	401,900	114,444
Total loans originated for sale	$ 491,575	$166,002

LOANS SOLD:
Servicing released	$ 508,789	$155,058
Servicing retained	-	193
Total loans sold	$ 508,789	$155,251

	As of	As of	As of	As of
	09/30/09	06/30/09	03/31/09	12/31/08
ASSET QUALITY RATIOS AND DELINQUENT LOANS:
Non-performing loans to loans held for investment, net	7.72%	6.16%	5.53%	3.62%
Non-performing assets to total assets	6.64%	5.59%	5.18%	3.67%
Allowance for loan losses to non-performing loans	67.83%	63.28%	62.82%	76.24%
Allowance for loan losses to gross loans held for
investment	4.97%	3.75%	3.36%	2.69%
Net charge-offs to average loans receivable (annualized)	1.44%	2.81%	1.94%	1.24%
Non-performing loans	$ 85,529	$ 71,818	$ 67,137	$ 45,848
Loans 30 to 89 days delinquent	$ 12,286	$ 9,606	$ 10,823	$ 9,021

REGULATORY CAPITAL RATIOS:
Tangible equity ratio	7.03%	6.88%	7.06%	7.25%
Core capital ratio	7.03%	6.88%	7.06%	7.25%
Total risk-based capital ratio	13.16%	13.05%	12.68%	12.88%
Tier 1 risk-based capital ratio	11.89%	11.78%	11.42%	11.63%

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited)
(Dollars in Thousands)	As of September 30,
	2009		2008
INVESTMENT SECURITIES:	Balance	Rate	Balance	Rate
Available for sale (at fair value):
U.S. government sponsored enterprise debt securities	$ 5,369	4.00%	$ 5,087	4.00%
U.S. government agency MBS	32,998	4.18	94,754	5.01
U.S. government sponsored enterprise MBS	14,621	3.92	50,957	5.29
Private issue collateralized mortgage obligations	1,514	3.04	2,003	4.76
Total investment securities available for sale	$ 54,502	4.06%	$ 152,801	5.07%

LOANS HELD FOR INVESTMENT:
Single-family (1 to 4 units)	$ 668,459	5.60%	$ 783,188	5.93%
Multi-family (5 or more units)	358,879	6.27	394,713	6.50
Commercial real estate	119,719	6.88	135,258	6.95
Construction	4,339	7.51	17,984	8.45
Other mortgage	1,532	6.16	4,630	7.90
Commercial business	8,338	7.07	8,180	7.15
Consumer	1,329	6.94	1,014	8.53
Total loans held for investment	1,162,595	5.96%	1,344,967	6.25%

Undisbursed loan funds	(75)		(5,556)
Deferred loan costs, net	4,029		5,078
Allowance for loan losses	(58,013)		(22,519)
Total loans held for investment, net	$ 1,108,536		$ 1,321,970

Purchased loans serviced by others included above	$ 23,985	4.95%	$ 137,548	6.30%

DEPOSITS:
Checking accounts – non interest-bearing	$ 43,476	-%	$ 43,209	-%
Checking accounts – interest-bearing	133,677	0.74	119,118	0.64
Savings accounts	172,566	1.16	138,827	1.61
Money market accounts	26,697	1.28	27,300	1.93
Time deposits	555,505	2.55	627,343	3.67
Total deposits	$ 931,921	1.88%	$ 955,797	2.78%

Brokered deposits included above	$ 19,612	2.78%	$ -	-%

Note:  The interest rate or yield/cost described in the rate or yield/cost column is the weighted-average interest rate or yield/cost of all instruments, which are included in the balance of the respective line item.

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited)
	As of September 30,
(Dollars in Thousands)	2009		2008
	Balance	Rate	Balance	Rate
BORROWINGS:
Overnight	$ -	-%	$ 9,400	1.33%
Six months or less	42,000	3.35	88,000	2.85
Over six months to one year	35,000	3.77	35,000	3.82
Over one year to two years	163,000	4.34	92,000	3.79
Over two years to three years	70,000	3.76	148,000	4.56
Over three years to four years	70,000	3.89	50,000	4.43
Over four years to five years	20,000	2.68	70,000	3.89
Over five years	16,681	3.26	1,724	6.37
Total borrowings	$ 416,681	3.89%	$ 494,124	3.90%

	Quarter Ended
	September 30,
	2009	2008
SELECTED AVERAGE BALANCE SHEETS:	Balance	Balance

Loans receivable, net (1)	$ 1,284,747	$ 1,375,224
Investment securities	103,022	154,759
FHLB – San Francisco stock	33,023	32,376
Interest-earning deposits	84,610	1,296
Total interest-earning assets	$ 1,505,402	$ 1,563,655

Deposits	$ 977,474	$ 980,964
Borrowings	454,348	478,906
Total interest-bearing liabilities	$ 1,431,822	$ 1,459,870

	Quarter Ended
	September 30,
	2009	2008
	Yield/Cost	Yield/Cost

Loans receivable, net (1)	5.65%	6.01%
Investment securities	4.25%	4.92%
FHLB – San Francisco stock	0.84%	5.55%
Interest-earning deposits	0.26%	0.31%
Total interest-earning assets	5.15%	5.89%

Deposits	1.93%	2.85%
Borrowings	3.94%	3.90%
Total interest-bearing liabilities	2.57%	3.19%

(1) Includes loans held for investment, loans held for sale at fair value and loans held for sale at lower cost or market, net of allowance for loan losses.

Note:  Note: The interest rate or yield/cost described in the rate or yield/cost column is the weighted-average interest rate or yield/cost of all instruments, which are included in the balance of the respective line item.

PROVIDENT FINANCIAL HOLDINGS, INC. Asset Quality (Unaudited – Dollars in Thousands)
	As of	As of	As of	As of
	09/30/09	06/30/09	03/31/09	12/31/08
Loans on non-accrual status:
Mortgage loans:
Single-family	$ 41,921	$ 35,434	$ 38,700	$ 30,044
Multi-family	4,791	4,930	4,076	1,112
Commercial real estate	1,688	1,255	2,168	1,520
Construction	650	250	263	263
Other	-	-	1,000	1,032
Commercial business loans	198	198	3	115
Total	49,248	42,067	46,210	34,086

Accruing loans past due 90 days or more:	-	-	-	-
Total	-	-	-	-

Restructured loans on non-accrual status:
Mortgage loans:
Single-family	31,205	23,695	18,734	9,725
Commercial real estate	1,410	1,406	-	-
Construction	1,479	2,037	2,037	2,037
Other	1,234	1,565	-	-
Commercial business loans	953	1,048	156	-
Total	36,281	29,751	20,927	11,762

Total non-performing loans	85,529	71,818	67,137	45,848

Real estate owned, net	12,693	16,439	13,861	11,115
Total non-performing assets	$ 98,222	$ 88,257	$ 80,998	$ 56,963

Restructured loans on accrual status:
Mortgage loans:
Single-family	$ 15,698	$ 10,880	$ 7,066	$ 7,569
Other	-	240	240	267
Total	$ 15,698	$ 11,120	$ 7,306	$ 7,836